Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849 and 333-107440, Form S-3 No. 333-86450 and Form S-4 No. 333-122423) of Stone Energy Corporation and in the related Prospectuses of our reports dated March 7, 2006, with respect to the consolidated financial statements of Stone Energy Corporation, Stone Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in this Form 10-K/A.
/s/ Ernst & Young LLP
New Orleans, Louisiana
August 25, 2006